Exhibit 99.1

FOR IMMEDIATE RELEASE

SPARTAN MOTORS REPORTS FIRST QUARTER 2016 EPS OF $0.02

ALL BUSINESS SEGMENTS REPORT IMPROVED RESULTS FROM 2015

CHARLOTTE, Mich., May 4, 2016 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported operating results for the first quarter of 2016. The Company reported net income of $0.5 million, or $0.02 per share, compared to a loss of $2.9 million, or ($0.09) per share in the first quarter of 2015.

FIRST QUARTER 2016 OVERVIEW

For the first quarter of 2016 compared to the first quarter of 2015:

●	Net sales of $133.7 million, an increase of 4.1% from $128.4 million

●	Gross margin of 11.8% of sales compared to 9.0% of sales

●	Operating income of $0.7 million versus operating loss of $4.4 million, including:

o	Restructuring expenses of $0.3 million versus $1.2 million

o	Operating expenses declined to 11.3% of sales, down from 12.4% of sales

●	Adjusted operating income (excluding restructuring) of $1.0 million versus an operating loss of $3.2 million

●	Net income of $0.5 million, or $0.02 per share, versus net loss of $2.9 million, or ($0.09) per share

●	Cash balance of $36.8 million at March 31, 2016, up from $12.0 million at March 31, 2015

●	Order backlog increased to $318.9 million at March 31, 2016, from $264.6 million at March 31, 2015

Daryl Adams, Spartan’s Chief Executive Officer, commented, “Results for the quarter showed considerable improvement year-over-year as we continued to implement our 2016 Focal Points. The multi-year turnaround plan we began in 2015 is yielding positive operating results through new business, improved product mix and lower operating expenses. We are pleased to report a profitable first quarter, Spartan’s first since 2010.”

Delivery & Service Vehicles (DSV) First Quarter Results

DSV segment revenue grew to $59.3 million from $54.9 million, an increase of 8.0%. Revenue growth was primarily due to higher volume at vehicle up-fit centers.

Operating income for the segment more than doubled to $5.6 million, equal to 9.4% of sales, from $2.6 million, or 4.7% of sales, a year ago. Growth in operating income was due to favorable revenue mix, the positive impact of operational improvement initiatives and essentially flat operating expenses compared to the first quarter of 2015.

Implementation of the Spartan Production System at DSV began during the first quarter and contributed to improved operating efficiency. In addition, we began the process of consolidating DSV’s truck body operations into the Bristol facility, which we expect to be completed by the end of the second quarter.

Segment backlog at March 31, 2016 totaled $137.7 million, compared to $96.1 million at December 31, 2015.

Emergency Response (ER) First Quarter Results

ER segment revenue declined 8.8% to $39.4 million from $43.2 million. Lower revenue resulted from fewer shipments of complete fire apparatus compared to the first quarter of 2015, while revenue from custom cab and chassis was unchanged from last year.

The ER segment reported an operating loss of $3.9 million in the first quarter, a reduction of $1.5 million from an operating loss of $5.4 million in the first quarter of 2015. Ongoing operational initiatives positively impacted the ER business, including better manufacturing performance, cost control and reductions in operating expenses. Excluding restructuring expenses, the ER segment had an adjusted operating loss of $3.6 million compared to an adjusted operating loss of $4.2 million, an improvement of 14.3% from the first quarter of 2015

Backlog totaled $160.4 million at March 31, 2016 versus $156.3 million at December 31, 2015.

Specialty Chassis & Vehicles (SCV) First Quarter Results

SCV segment revenue grew to $35.1 million from $30.3 million, an increase of 15.8%. Sales of motorhome chassis rose 13.3% to $26.4 million from $23.3 million, due to higher unit shipments year-over-year. Increased levels of contract manufacturing accounted for approximately $1.2 million of revenue growth and our defense business contributed $0.6 million of revenue growth as we built additional ILAVs compared to a year ago. Operating income increased to $1.7 million from $1.0 million last year, a 70% increase.

Backlog at March 31, 2016 totaled $20.8 million compared to $18.4 million at December 31, 2015.

Raising 2016 Guidance

Rick Sohm, Spartan’s Chief Financial Officer, said, “Looking forward to the rest of 2016, we anticipate stronger sales and operating profit. Growth in our vehicle up-fit business, as well as increased demand across most of our product offerings, is driving higher revenue expectations. We are pleased that this growth, combined with a more favorable product mix and operational improvements, allows us to raise our guidance for 2016.”

The company now expects 2016 results as follows:

●	Revenue in the range of $570 - $590 million
●	Operating income of $7.0 - $10.0 million, including restructuring expenses of $0.5 - $1.0 million
●	Income tax expense of $1.0 - $1.2 million
●	Earnings per share of $0.15 to $0.25, assuming approximately 34.5 million shares outstanding

2016 Outlook

Adams concluded his remarks, stating, “Based on our performance in the first quarter, it is clear that our new management team is gaining momentum on our business objectives that will increase as the year progresses. Due to the fact that we are still in the early stages of our transformation plan, we are excited about the potential to improve and grow the business as we remain focused on increasing value for our shareholders.”

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted operating income, which is a Non-GAAP financial measure. Adjusted operating income is calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations. We present this adjusted Non-GAAP measure because we consider it to be an important supplemental measure of our performance and believe it to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measure is not a measurement of our financial performance under GAAP and should not be considered as an alternative to operating income under GAAP. This adjusted Non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measure, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measure should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following tables reconcile operating income (loss) to adjusted operating income (loss) for the periods indicated.

Financial Summary (Non-GAAP)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Consolidated operating income (loss)	$691	$(4,358)
Add back: restructuring charges	339	1,155
Adjusted consolidated operating income (loss)	$1,030	$(3,203)

	Three Months Ended March 31,
	2016	2015
ER segment operating loss	$(3,904)	$(5,386)
Add back: restructuring charges	339	1,155
Adjusted ER segment operating loss	$(3,565)	$(4,231)

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. To listen to a live webcast of the call, please visit www.spartanmotors.com, click on “Shareholders,” and then on “Webcasts.” To view the investor presentation that accompanies this press release, please visit the “Shareholders” section, then “Investor Presentations.” For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck: Class 3, 4 and 5) markets. The Company's brand names - Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company - are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 1,700 associates at facilities in Michigan, Pennsylvania, South Dakota and Indiana. Spartan reported sales of $550 million in 2015. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Greg Salchow, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	March 31,
	2016	December 31,
	(Unaudited)	2015
ASSETS
Current assets:
Cash and cash equivalents	$36,785	$32,701
Accounts receivable, less allowance of $419 and $130	59,532	56,617
Inventories	71,177	60,558
Deferred income tax assets	3,164	3,164

Income taxes receivable	813	1,755
Other current assets	3,732	3,506
Total current assets	175,203	158,301

Property, plant and equipment, net	47,439	47,320
Goodwill	15,961	15,961
Intangible assets, net	6,916	7,093
Other assets	2,075	1,996
TOTAL ASSETS	$247,594	$230,671

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$41,292	$27,318
Accrued warranty	16,217	16,610
Accrued customer rebates	2,056	2,681
Accrued compensation and related taxes	8,583	8,684
Deposits from customers	15,582	13,095
Other current liabilities and accrued expenses	4,365	3,922
Current portion of long-term debt	63	63
Total current liabilities	88,158	72,373

Other non-current liabilities	2,270	2,163
Long-term debt, less current portion	5,124	5,124
Deferred income tax liabilities	2,520	2,520
Total liabilities	98,072	82,180
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 40,000 shares authorized; 34,861 and 34,271 outstanding	349	343
Additional paid in capital	76,954	76,472
Retained earnings	72,869	72,326
Total Spartan Motors, Inc. shareholders' equity	150,172	149,141
Non-controlling interest	(650)	(650)
Total shareholders' equity	149,522	148,491
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$247,954	$230,671

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	% of sales	2015	% of sales
Sales	$133,726		$128,372
Cost of products sold	117,906	88.2	116,504	90.8
Restructuring charges	-	0.0	335	0.3
Gross profit	15,820	11.8	11,533	9.0

Operating expenses:
Research and development	1,224	0.9	1,469	1.1
Selling, general and administrative	13,566	10.1	13,602	10.6
Restructuring charges	339	0.3	820	0.6
Total operating expenses	15,129	11.3	15,891	12.4

Operating income (loss)	691	0.5	(4,358)	(3.4)

Other income (expense):
Interest expense	(114)	(0.1)	(90)	(0.1)
Interest and other income	59	0.0	127	0.1
Total other income (expense)	(55)	0.0	37	0.0

Income (loss) before taxes	636	0.5	(4,321)	(3.4)

Taxes	93	0.1	(1,426)	(1.1)

Net income (loss)	543	0.4	(2,895)	(2.3)

Less: Net income (loss) attributable to non-controlling interest	-	0.0	(15)	0.0

Net income (loss) attributable to Spartan Motors, Inc.	$543	0.4	$(2,880)	(2.2)

Basic net income (loss) per share	$0.02		$(0.09)
Diluted net income (loss) per share	$0.02		$(0.09)

Basic weighted average common shares outstanding	34,280		33,661
Diluted weighted average common shares outstanding	34,280		33,661

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended March 31, 2016 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis &Vehicles	Other	Consolidated
Emergency response vehicle sales	$39,384	$-	$-	$-	$39,384
Delivery and service vehicle sales	-	40,305	-	-	40,305
Motorhome chassis sales	-	-	26,431	-	26,431
Other specialty chassis and vehicles	-	-	4,405	-	4,405
Aftermarket parts and assemblies	-	18,987	4,214	-	23,201
Total Sales	$39,384	$59,292	$35,050	$-	$133,726

Operating Income (Loss)	(3,904)	5,588	1,717	(2,710)	691

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Three Months Ended March 31, 2015 (in thousands of dollars)

	Business Segments
	Emergency Response	Delivery & Service Vehicles	Specialty Chassis &Vehicles	Other	Consolidated
Emergency response vehicle sales	$43,206	$-	$-	$-	$43,206
Delivery and service vehicle sales		48,034			48,034
Motorhome chassis sales			23,349		23,349
Other specialty chassis and vehicles			2,537		2,537
Aftermarket parts and assemblies		6,857	4,389		11,246
Total Sales	$43,206	$54,891	$30,275	$-	$128,372

Operating Income (Loss)	(5,386)	2,649	966	(2,587)	(4,358)

Spartan Motors, Inc. and Subsidiaries

Sales and Other Financial Information by Business Segment

Unaudited

Period End Backlog (amounts in thousands of dollars)

	Mar. 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015
Emergency Response Vehicles*	$160,392	$156,270	$145,104	$148,762	$158,049

Delivery & Service Vehicles Backlog *	137,717	96,120	107,671	88,526	87,485

Motorhome Chassis *	16,235	12,401	21,776	23,196	13,980
Other Vehicles*	3,737	4,949	-	-	3,268
Aftermarket Parts and Assemblies	815	1,019	783	2,194	1,830
Total Specialty Chassis & Vehicles Backlog	20,787	18,369	22,559	25,390	19,078

Total Backlog	$318,896	$270,759	$275,334	$262,678	$264,612

* Anticipated time to fill backlog orders at March 31, 2016; 13 months or less for emergency response vehicles; 2 months or less for motorhome chassis; 8 months or less for delivery and service vehicles; 3 months or less for other vehicles; and 1 month or less for other products.